Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Mullen Automotive Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	21,155,654	$8.020	$169,668,345.08	$0.00014760	$25,043.05
1	Equity	Common Stock, $0.001 par value per share	Other	100,000	$8.020	$802,000.00	$0.00014760	$118.38
1	Equity	Common Stock, $0.001 par value per share	Other	250,000	$8.020	$2,005,000.00	$0.00014760	$295.94
	Total Offering Amounts							$25,457.36
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$25,457.36

Offering Note

1	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

Proposed maximum offering price per unit estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of the Common Stock as reported on the Nasdaq on September 19, 2024 (rounded up to the nearest cent).